EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in the Registration Statement of Met-Pro Corporation on Form S-8 of our report dated June 7, 2013 with respect to our audits of the financial statements and supplemental schedules of the Met-Pro Corporation Salaried Employee Stock Ownership Plan as of January 31, 2013 and 2012 and for the years then ended, appearing in this Annual Report on Form 11-K of the Met-Pro Corporation Salaried Employee Stock Ownership Plan for the year ended January 31, 2013.

/s/ Marcum LLP
Marcum LLP
Bala Cynwyd, PA
June 7, 2013